MAXIMUM DYNAMICS, INC. OBTAINS EXCLUSIVE LICENSE
For Immediate Release

COLORADO SPRINGS, Colo., October 27, 2003 - Maximum Dynamics, Inc. (OTCBB:
MXDY), a back office administration and technology company that supports the financial community, announced today that it has acquired the exclusive rights to distribute into the continent of Africa all financial and communications hardware and electronics solutions of Hong Kong based M.POS Holdings Limited (http://www.mpos.net). In addition, Maximum has the right of first refusal for the exclusive distribution rights into the United States and Mexico. As part of the agreement, Maximum has also acquired office space and sharing of human resources in Hong Kong and Beijing, China.

Maximum will distribute the products of M.POS in these territories and has agreed to commit IT resources to program the MPOS unit for banking certification in Africa and to manage the support for the product in Africa. Both companies have agreed to co-brand the names and identity of each other on their respective offices.

Derek Smith, the CTO of M.POS, was appointed to serve as the Director of Business Development, Asia for Maximum. Similarly, Maximum will appoint executives to serve in M.POS in the positions of Director of Business Development, Africa, North America, South America and the Middle East.

M.POS provides mobile commerce services and products in the People's Republic of China and Hong Kong. Their flagship product is the M.POS2002, which is a wireless point of sale (POS) terminal designed to allow merchants to accept payments by means of debit or credit cards in any location. The POS device is capable of processing magnetic cards or smart card payments in real time from any location. The terminal can also capture and transmit data for corporate applications, make voice calls and even offer fingerprint verification. It has messaging capabilities that include sending, receiving and printing short message services (SMS), sending and receiving email messages, and instant text messages.

As a result, merchants now are no longer constrained to the location of their telephone lines, nor the narrow services on offer from their traditional electronic funds transfer (EFT) POS terminals. This highly portable device is perfectly suited to drive payment acceptance, prepaid voucher sales, inventory tracking and a host of other applications.

Maximum obtained the rights and agreement in exchange for 1,000,000 shares of restricted stock of Maximum Dynamics. The principals of M.POS opted for stock instead of cash because they were impressed with the management of Maximum, the sizes and reputations of potential customers, and the distributors for MPOS products that Maximum already has.

"The device fits nicely into our product and service offering in the banking, supply chain management, mobile commerce and procurement industries," said Eric Majors, CEO of Maximum Dynamics, Inc. "From what we are experiencing, the demand for this product is extraordinary in Africa and many other countries where the ability to accept credit and debit cards from remote locations is a necessity that has not been adequately addressed. This product takes us directly into banks throughout Africa and lets us provide an immediate value add that is easy to understand. I feel very confident that our policy of taking time to build Maximum by doing things right, building relationships with very substantial partners, and acquiring substantial products is what really separates us from other companies."


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The agreement with M.POS extends beyond the distribution of M.POS's products with the initial steps of an informal joint venture in the works. The two companies have agreed to share resources, cross-sell products and brand each other in their respective regions. "When we sat down to finalize this agreement, we realized the value added synergies that exist between us," added Majors. "With their relations in China, they are very interested in utilizing our capabilities and service offering to set up a broad-based back office service in China that is in line with our core offering. For example, we are already exploring an opportunity to provide administration for the management of hundreds of millions of dollars in commodities trading. Overall, this is an important step for all of us in terms of revenues in the pipeline, business development prospects and overall business growth."

ABOUT MAXIMUM DYNAMICS, INC.
Maximum Dynamics offers back office administration services using its flagship software Datalus, a web-based software solution. By using the company's service, customers can now have access to a program that provides a cost effective way to manage and administrate critical records and data while maintaining the strictest security and control. Management believes that its services offers customers lower overhead, automated computation and payment delivery systems, transaction tracking and security/control.

For more information about Maximum, visit the company's website at http://www.maximumdynamics.com.

ABOUT M.POS HOLDINGS LIMITED
Based in Hong Kong, M.POS Holdings Limited was established in 1998 to develop mobile commerce services and products. At the heart of these products is M.Gate, a transaction processing gateway which channels services between clients, such as MPOS terminals, mobile phones, PDA's, PC's and other terminal devices, as well as service hosts, such as banks, telecommunications companies and merchant systems. M.POS Holdings operates actively in the People's Republic of China and Hong Kong.

For more information about M.POS Holdings, visit the company's website at http://www.mpos.net.

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This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Maximum Dynamics assumes no obligation to update the information contained in this press release. Maximum Dynamics' future results may be affected by its ability to continue to implement its hedge fund administration services, its newly acquired Internet marketing capabilities, its dependence on procuring highly competitive hedge fund administration contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.

CONTACT:  Joshua Wolcott
Maximum Dynamics, Inc.
Tel:  303-733-3484